UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2005

Biogen Idec Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14 Cambridge Center, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition

      Biogen Idec Inc., or the Company, previously announced its unaudited fourth quarter and full year 2004 results in a press release issued on February 7, 2005 (furnished as Exhibit 99.1 of the Company’s Current Report on Form 8-K furnished on February 7, 2005). These results were announced prior to, and do not take into account the impact of, the voluntary suspension by the Company and Elan Corporation, plc, in consultation with the U.S. Food and Drug Administration, of marketing and commercial distribution of TYSABRI® (natalizumab), a treatment for multiple sclerosis, which suspension was announced in a press release issued on February 28, 2005. Since the February 28, 2005 announcement, the Company has been diligently assessing the impact of the suspension of TYSABRI, a subsequent event for purposes of its 2004 financial statements, and related matters on the Company’s 2004 financial statements, including reviewing certain of the Company’s assets for possible impairment as of December 31, 2004. The Company today filed a Form 12b-25 extending the deadline for filing its Form 10-K for 15 days in order to complete this assessment and the Form 10-K. The Company expects that its audited financial statements for the fiscal year ended December 31, 2004 included in its Form 10-K will reflect adjustments to the full year 2004 results previously announced on February 7, 2005 which are primarily related to the TYSABRI suspension and related matters as well as additional information. The Company’s assessment of the impact of the TYSABRI suspension and related matters on its 2004 financial statement has not been completed as of the date of this filing; however, the Company expects that the principal effect of these adjustments will be to decrease the Company’s 2004 Income Before Income Taxes from the amounts previously announced on February 7, 2005 by no more than $15 million, resulting in Income Before Income Taxes for 2004 of not less than $78 million. The Company is proceeding expeditiously to complete its assessment and expects to file its Form 10-K within the 15-day extension period.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Anne Marie Cook

Anne Marie Cook
Acting General Counsel

Date: March 17, 2005